Exhibit 99.1
ASCENT MEDIA CORPORATION ANNOUNCES DATE FOR SPECIAL
MEETING OF SHAREHOLDERS
Englewood, CO — January 18, 2011 — Ascent Media Corporation (“Ascent”) (Nasdaq: ASCMA) today announced that it will hold a Special Meeting of Shareholders (the “Special Meeting”) on Thursday, February 24, 2011 at 10:00 am PST at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401.
Shareholders as of the close of business on January 24, 2011, the record date for the Special Meeting, will be asked to consider and vote upon a proposal to sell Ascent’s Content Distribution business, pursuant to a definitive agreement dated December 2, 2010, to Encompass Digital Media, Inc. (”Encompass”) for aggregate cash consideration to Ascent of approximately $113 million, subject to net working capital and other adjustments, plus the assumption of certain liabilities and obligations with an estimated value of approximately $7 million. The previously announced transaction is subject to regulatory approval and other customary conditions. If approved by stockholders at the Special Meeting, the transaction is expected to close on or about February 28, 2010.
A proxy statement describing the transaction proposal, along with a proxy card enabling shareholders to indicate their vote, will be mailed on January 26, 2011, to all shareholders entitled to vote at the Special Meeting, and has been furnished to the U.S. Securities and Exchange Commission.
About Ascent Media Corporation
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics International, Inc., one of the nation’s largest, fastest-growing home security alarm monitoring companies. On December 31, 2010, Ascent completed the previously announced sale of the Creative Services and Media Management Services business units operated by Ascent Media Group, LLC, and its subsidiaries (“AMG”). The Content Distribution business, the sale of which is the subject of the Special Meeting, was also previously a unit of AMG.

Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the potential sale of the Content Distribution divisions and other matters that are not historical facts. These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, Ascent’s ability to satisfy the conditions to the sale of the Content Distribution division. These forward looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K for additional information about Ascent, as well as our preliminary proxy statement relating to the disposition of the former operations of Ascent Media Group, LLC, and its subsidiaries. Nothing discussed in this presentation shall constitute a solicitation of proxies relating to the announced disposition.

Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com
212-446-1875

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